UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2005

THE MOSAIC COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-32327	20-0891589
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12800 Whitewater Drive Minnetonka, Minnesota	55343
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 984-0316

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On January 5, 2005, The Mosaic Company (“Mosaic”) announced that Mosaic Global Holdings Inc. (formerly IMC Global Inc.) (“IMC”) and Phosphate Acquisition Partners L.P., the successor to Phosphate Resource Partners Limited Partnership (“PLP”), both wholly-owned subsidiaries of Mosaic, had received and accepted the required consents from the holders of all series of their outstanding public debt securities (the “Securities”), totaling approximately $1.8 billion in outstanding principal amount, pursuant to a previously announced solicitation of consents from such holders (the “Consent Solicitation”) to certain proposed amendments (the “Amendments”) to the terms of the Securities. Upon acceptance by IMC and PLP of such consents, the Amendments to the terms of each series of the Securities became operative and Mosaic and two of its subsidiaries issued certain guarantees (the “Guarantees”) to all holders of each series of the Securities.

On January 4, 2005, IMC and PLP executed supplemental indentures setting forth the Amendments with respect to each series of the Securities other than IMC’s 7.625% Notes due 2005 (the “7.625% Notes”) and on January 5, 2005, IMC executed a supplemental indenture setting forth the Amendments with respect to the 7.625% Notes.

A copy of the press release, dated January 5, 2005, describing these events is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

In connection with the completion of the Consent Solicitation and the issuance of the Guarantees, IMC and PLP intend to discontinue filing separate periodic reports with the U.S. Securities and Exchange Commission in reliance on Rule 12h-5 promulgated under the Securities Exchange Act of 1934, as amended.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

99.1	Press Release of The Mosaic Company, dated January 5, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MOSAIC COMPANY

Dated: January 10, 2005	By:	/s/ Richard L. Mack
		Name:	Richard L. Mack
		Title:	Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of The Mosaic Company, dated January 5, 2005